August 7, 2019
PDC Energy Announces 2019 Second Quarter Results, Decreases Full-Year Capital Investment Guidance and Increases Full-Year Production Range
DENVER, August 7, 2019: PDC Energy, Inc. ("PDC" or the "Company") (NASDAQ: PDCE) today reported its 2019 second quarter operating and financial results while announcing improvements to its 2019 capital efficiency by reducing its full-year capital investment guidance and increasing its full-year production guidance.
Company Highlights:

•	Lowered full-year capital investment guidance to a range of $810 to $840 million from $810 to $870 million, which includes reducing the Wattenberg rig count from three to two in September.

•
Reduced corporate headcount in June by approximately 15 percent to more closely align with the updated operational plan, contributing to second half projected 2019 G&A expense between $2.60 and $2.80 per Boe.

•	Increased full-year production to a range of 48 to 50 MMBoe, reflecting the benefit of increased operational efficiencies in both basins driving increased production in the first half of the year.

•	Returned $125 million to shareholders through July with the repurchase of approximately 3.7 million shares via the previously announced $200 million stock repurchase program.

•	Received approximately $264 million of cash in the second quarter from closing of all three Delaware midstream sales. An additional unconditional payment of $82 million is due June 2020.

•	Received nearly $35 million through the sale of approximately 6,500 net Delaware acres that were scheduled to expire in 2019.
Second Quarter Highlights:

•	Oil production of 4.9 MMBbls, or approximately 53,800 Bbls per day, a 24 percent increase from the second quarter of 2018 and a seven percent increase from the first quarter of 2019.

•	Total production of 12.4 MMBoe, or approximately 136,500 Boe per day, a 32 percent increase from the second quarter of 2018 and a ten percent increase from the first quarter of 2019.

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•	LOE of $2.76 per Boe, a 20 percent improvement from the second quarter of 2018 and a 12 percent decrease from the first quarter of 2019.

•	Further improved Delaware basin drill times, from spud to rig release, to an average of 23 days, a 33 percent, or 11 day improvement, from the second quarter of 2018.
CEO Commentary
President and Chief Executive Officer, Bart Brookman commented, “Throughout the second quarter, our operating teams continued to deliver improved drilling and completion efficiencies while building on the momentum created earlier in the year. The combination of lowering our full-year capital investment guidance while increasing our full-year production guidance enables PDC to generate in excess of $150 million of free cash flow in the second half of 2019. Additionally, the adjustments to our business plan clearly demonstrate our ability to execute on a strategy centered on delivering sustainable free cash flow in a volatile commodity price environment. Over the past several months, we have met extensively with our long-term shareholders and are confident our cost control measures, slowed Wattenberg development pace and return of capital all align with our long-term value proposition.”
Operations Update
Production for the second quarter of 2019 was 12.4 million barrels of oil equivalent (“MMBoe”), or approximately 136,500 Boe per day, an increase of 32 percent from the second quarter of 2018 and ten percent from the first quarter of 2019. Oil production of 4.9 million barrels (“MMBbls”) in the second quarter represents an increase of approximately 24 percent compared to the second quarter of 2018 and seven percent from the first quarter of 2019. Both total production and oil production growth, on a year-over-year and sequential basis, are largely attributable to increased operational efficiencies and the corresponding acceleration of planned turn-in-lines (“TILs”) in both the Wattenberg and Delaware Basins. As a result, the Company has increased its full-year production range by one MMBoe at the mid-point to 48 to 50 MMBoe.
In Wattenberg, the Company spud 43 wells and TIL’d 27 wells with average working interests of 92 percent. The Company’s completion crew has averaged approximately 17 stages per day in the first half of 2019, more than ten percent above initial 2019 expectations. The Company’s Wattenberg activity year-to-date has largely focused on the western side of its Kersey acreage block, which has a slightly gassier production mix than average Kersey wells. Additionally, the Company now expects prolonged elevated Wattenberg line pressures in the second half of 2019 as a result of the slightly delayed processing capacity expansion from its primary third-party midstream provider. The cumulative impact is expected to result in a Wattenberg and total Company full-year oil mix of approximately 40 percent.
In the Delaware Basin, the Company spud ten wells and TIL’d eight wells with average working interests of approximately 92 percent. Second quarter production of 31,500 Boe per day was approximately 43 percent oil and represented 26 percent growth in total production and oil production compared to the first quarter of 2019. The

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Company’s average second quarter drill times, in terms of spud to rig release, averaged 23 days, a 33 percent improvement from the second quarter of 2018 and 15 percent improvement from the first quarter of 2019. In June, the Company decreased its rig count from three to two, and in July, the Company released its completion crew. The Company expects to operate two drilling rigs for the remainder of 2019 and to resume completions in 2020.
Capital investments for the quarter were approximately $277 million and included $10 million of Delaware Basin midstream related capital. The Company anticipates a decrease to its projected cash flows from operations as compared to its previously released guidance for the full-year due to higher than expected natural gas and NGL differentials realized in the second quarter and projected in the second half of the year, as well as a slight decrease to projected oil volumes. The Company now projects full-year natural gas and NGL realizations, excluding transportation, gathering and processing expenses (“TGP”), to be approximately 40 to 45 percent and 20 to 25 percent of NYMEX pricing, respectively. This compares to prior estimates of 50 to 55 percent for natural gas and 30 to 35 percent for NGLs.
In order to generate free cash flow in 2019, the Company plans to decrease its Wattenberg rig count from three to two in September while maintaining its original completion activity of approximately 110 to 125 TILs. Due to operating efficiencies accelerating the timing of completions and TILs, the Company expects limited completion activity in the fourth quarter. As a result of these operating plan adjustments, as well as additional capital allocation decisions, the Company has lowered its full-year expected capital investments by $15 million at the mid-point to a range of $810 million to $840 million, excluding corporate capital. This plan is expected to deliver between $160 million and $190 million of free cash flow in the second half of 2019 with a production profile of flat to modest second half growth on a daily basis.
Stock Repurchase Program
Year-to-date, the Company has returned $125 million of capital to shareholders through the repurchase of approximately 3.7 million shares of common stock outstanding via its previously announced $200 million stock repurchase program (the “Program”). The remaining repurchases under the Program are currently expected to be conducted in open markets, at the Company’s discretion and in compliance with safe harbor provisions. The Program has a target completion date of December 31, 2020 and can be modified or discontinued by the Board of Directors at any time. The Company projects to generate a sufficient level of free cash flow in the second half of 2019 and full-year 2020 to fund the Program while maintaining the ability to pursue additional future return of capital programs, depending on market conditions.
Oil and Gas Production, Sales and Operating Cost Data

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, increased four percent to $339.0 million in the second quarter of 2019, compared to $325.9 million in the second quarter of 2018. The increase in sales was due to a 32 percent increase in total production offsetting a decrease in the sales price per Boe, excluding

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net settlements on derivatives, of 22 percent to $27.28 in the second quarter of 2019 from $34.74 in the comparable 2018 period. The decrease in sales price per Boe was driven by 42 percent and 27 percent decreases in the weighted-average NGL and natural gas sales prices, respectively, in the second quarter of 2019 compared to the second quarter of 2018. Including the impact of net settlements on derivatives and the change in fair value of unsettled derivatives, combined revenues increased 84 percent to $390.7 million from $212.5 million between periods.

The following table provides production and weighted-average sales price, by area, for the three and six months ended June 30, 2019 and 2018, excluding net settlements on derivatives and TGP:

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Percent Change	2019	2018	Percent Change

Crude oil (MBbls)
Wattenberg Field	3,681	2,943	25.1%	7,253	5,823	24.6%
Delaware Basin	1,218	1,005	21.2%	2,172	1,876	15.8%
Utica Shale	—	—	*	—	46	*
Total	4,899	3,948	24.1%	9,425	7,745	21.7%

Weighted-average price	$55.96	$63.99	(12.5)%	$53.61	$61.85	(13.3)%

Natural gas (MMcf)
Wattenberg Field	23,233	15,836	46.7%	44,193	31,360	40.9%
Delaware Basin	5,759	4,851	18.7%	10,450	8,500	22.9%
Utica Shale	—	—	*	—	414	*
Total	28,992	20,687	40.1%	54,643	40,274	35.7%

Weighted-average price	$1.07	$1.46	(26.7)%	$1.53	$1.71	(10.5)%

NGLs (MBbls)
Wattenberg Field	2,007	1,544	30.0%	3,908	2,973	31.4%
Delaware Basin	686	443	54.9%	1,200	826	45.3%
Utica Shale	—	—	*	—	34	*
Total	2,693	1,987	35.5%	5,108	3,833	33.3%

Weighted-average price	$12.53	$21.76	(42.4)%	$13.96	$21.78	(35.9)%

Crude oil equivalent (MBoe)
Wattenberg Field	9,561	7,126	34.2%	18,526	14,023	32.1%
Delaware Basin	2,864	2,256	27.0%	5,114	4,118	24.2%
Utica Shale	—	—	*	—	149	*
Total	12,425	9,382	32.4%	23,640	18,290	29.3%

Weighted-average price	$27.28	$34.74	(21.5)%	$27.92	$34.51	(19.1)%

Production costs for the second quarter of 2019, which include lease operating expenses (“LOE”), production taxes and TGP, were $69.1 million, or $5.57 per Boe, compared to $63.9 million, or $6.81 per Boe, for the comparable 2018 period. The 18 percent decrease in production costs per Boe between periods is largely attributable to a 20 percent decrease in LOE per Boe. Wattenberg LOE per Boe in the second quarter of 2019 was $2.46 compared to $3.29 in the second quarter of 2018. Delaware Basin LOE decreased between periods to $3.76 from $3.92 per Boe.

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The decreases were primarily attributable to the 32 percent company-wide production growth in the second quarter of 2019 compared to the second quarter of 2018.

The following table provides the components of production costs for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Lease operating expenses	$34.3	$32.3	$69.5	$61.9
Production taxes	22.6	22.6	44.8	42.8
Transportation, gathering and processing expenses	12.2	9.0	23.6	16.3
Total	$69.1	$63.9	$137.9	$121.0

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Lease operating expenses per Boe	$2.76	$3.44	$2.94	$3.38
Production taxes per Boe	1.82	2.41	1.90	2.34
Transportation, gathering and processing expenses per Boe	0.99	0.96	1.00	0.89
Total per Boe	$5.57	$6.81	$5.84	$6.61

Financial Results

Net income for the second quarter of 2019 was $68.5 million, or $1.04 per diluted share, compared to net loss of $160.3 million, or $2.43 per diluted share, for the comparable 2018 period. The year-over-year difference was primarily attributable to a $160.3 million difference in fair value of unsettled derivatives, a $130.6 million decrease in impairments of property and equipment and a $33.6 million difference in gain on sale of properties and equipment. Adjusted net income for the second quarter, a non-GAAP financial measure defined below, was $22.5 million, or $0.34 per diluted share in 2019 compared to an adjusted net loss of $84.5 million, or $1.28 per diluted share in 2018.

Net cash from operating activities was $260.4 million in the second quarter of 2019, compared to $175.7 million in the comparable 2018 period. The increase between periods is primarily a result of an accounting treatment related to the divestiture of the Company’s Delaware Basin midstream assets in the second quarter of 2019. Adjusted cash flows from operations, a non-GAAP financial measure defined below, were $207.0 million in the second quarter of 2019, compared to $199.3 million in the comparable 2018 period.

G&A was $42.8 million, or $3.45 per Boe, for the second quarter of 2019 compared to $37.2 million, or $3.97 per Boe in the comparable 2018 period. In June 2019, the Company reduced its current corporate headcount by approximately 15 percent while also reducing its future hiring plans. These changes were made to more closely align with the updated operating plan. The expenses for cash and non-cash severance, as well as shareholder

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activism expenses and the settlement of the Company’s final partnership agreements, net a one-time insurance credit, totaled approximately $4.3 million, or $0.35 per Boe. Excluding these expenses would result in a normalized G&A per Boe of approximately $3.10 for the second quarter of 2019, a 15 percent decrease compared to the comparable 2018 period. In the second half of 2019, the Company estimates G&A per Boe of $2.60 to $2.80, assuming the mid-point of its updated production guidance range.

2019 Capital Investment Outlook and Financial Guidance
The following table summarizes the Company’s updated 2019 financial guidance:

	Low	High
Production (MMBoe)	48.0	50.0
Capital Investment in Crude Oil and Natural Gas Properties (millions)	$810	$840

Operating Expenses
Lease operating expense ($/Boe)	$2.85	$3.00
Transportation, gathering and processing expenses ($/Boe)	$0.90	$1.00
Production taxes (% of Crude oil, natural gas & NGL sales)	6%	7%
General and administrative expense ($/Boe)	$3.00	$3.20
Estimated Price Realizations (% of NYMEX) (excludes TGP)
Crude oil	90%	95%
Natural gas	40%	45%
NGLs	20%	25%

The Company projects to generate free cash flow in the third quarter as it expects a material reduction in capital investments compared to the second quarter, driven primarily through reduced Delaware Basin completion activity. Additionally, the Company projects its third quarter production volumes to reflect modest growth in each basin compared to the second quarter.
In 2020, the Company projects to generate between $100 million and $200 million of free cash flow after updating its assumptions to reflect an anticipated increase in natural gas and NGL price differentials, lower corporate cost structure and reduced Wattenberg rig count and projected oil volumes.
Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDAX," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, providing public guidance on possible future results. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may

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disclose different non-U.S. GAAP financial measures in order to help investors more meaningfully evaluate and compare future results of operations to previously reported results of operations. PDC strongly encourages investors to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

The following tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDAX to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted cash flows from operations:
Net cash from operating activities	$260.4	$175.7	$442.2	$380.9
Changes in assets and liabilities	(53.4)	23.6	(42.7)	(6.6)
Adjusted cash flows from operations	$207.0	$199.3	$399.5	$374.3

Adjusted Net Income (Loss)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted net income (loss):
Net income (loss)	$68.5	$(160.3)	$(51.6)	$(173.4)
(Gain) loss on commodity derivative instruments	(47.3)	116.1	142.7	163.4
Net settlements on commodity derivative instruments	(13.2)	(16.4)	(21.6)	(42.4)
Tax effect of above adjustments	14.5	(23.9)	(29.0)	(29.0)
Adjusted net income (loss)	$22.5	$(84.5)	$40.5	$(81.4)
Weighted-average diluted shares outstanding	65.9	66.1	66.0	66.0
Adjusted diluted earnings per share	$0.34	$(1.28)	$0.61	$(1.23)

Adjusted EBITDAX
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$68.5	$(160.3)	$(51.6)	$(173.4)
(Gain) loss on commodity derivative instruments	(47.3)	116.1	142.7	163.4
Net settlements on commodity derivative instruments	(13.2)	(16.4)	(21.6)	(42.4)
Non-cash stock-based compensation	7.6	5.5	12.3	10.8
Interest expense, net	18.9	17.3	35.9	34.7
Income tax expense (benefit)	22.6	(45.3)	(14.8)	(49.9)
Impairment of properties and equipment	29.0	159.5	36.9	192.7
Exploration, geologic and geophysical expense	0.6	0.9	3.3	3.5
Depreciation, depletion and amortization	168.5	135.6	319.9	262.4
Accretion of asset retirement obligations	1.6	1.4	3.1	2.6
Adjusted EBITDAX	$256.8	$214.3	$466.1	$404.4

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$260.4	$175.7	$442.2	$380.9
Interest expense, net	18.9	17.3	35.9	34.7
Amortization of debt discount and issuance costs	(3.4)	(3.1)	(6.7)	(6.4)
Gain (loss) on sale of properties and equipment	33.9	0.4	34.3	(1.1)
Exploration, geologic and geophysical expense	0.6	0.9	3.3	3.5
Other	(0.2)	(0.5)	(0.2)	(0.6)
Changes in assets and liabilities	(53.4)	23.6	(42.7)	(6.6)
Adjusted EBITDAX	$256.8	$214.3	$466.1	$404.4

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PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenues
Crude oil, natural gas and NGLs sales	$338,956	$325,933	$660,055	$631,158
Commodity price risk management gain (loss), net	47,349	(116,126)	(142,725)	(163,366)
Other income	4,353	2,724	7,828	5,339
Total revenues	390,658	212,531	525,158	473,131
Costs, expenses and other
Lease operating expenses	34,328	32,260	69,549	61,896
Production taxes	22,642	22,604	44,810	42,773
Transportation, gathering and processing expenses	12,208	8,964	23,632	16,277
Exploration, geologic and geophysical expense	640	875	3,283	3,521
Impairment of properties and equipment	28,979	159,554	36,854	192,742
General and administrative expense	42,808	37,247	82,406	72,943
Depreciation, depletion and amortization	168,523	135,624	319,945	262,412
Accretion of asset retirement obligations	1,563	1,285	3,147	2,573
(Gain) loss on sale of properties and equipment	(33,904)	(351)	(34,273)	1,081
Other expenses	2,836	2,708	6,390	5,476
Total costs, expenses and other	280,623	400,770	555,743	661,694
Income (loss) from operations	110,035	(188,239)	(30,585)	(188,563)
Interest expense	(18,905)	(17,410)	(35,883)	(34,939)
Interest income	5	69	15	217
Income (loss) before income taxes	91,135	(205,580)	(66,453)	(223,285)
Income tax (expense) benefit	(22,587)	45,323	14,825	49,889
Net income (loss)	$68,548	$(160,257)	$(51,628)	$(173,396)

Earnings per share:
Basic	$1.04	$(2.43)	$(0.78)	$(2.63)
Diluted	$1.04	$(2.43)	$(0.78)	$(2.63)

Weighted-average common shares outstanding:
Basic	65,815	66,066	65,998	66,012
Diluted	65,926	66,066	65,998	66,012

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PDC ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,474	$1,398
Accounts receivable, net	277,321	181,434
Fair value of derivatives	41,425	84,492
Prepaid expenses and other current assets	5,607	7,136
Total current assets	325,827	274,460
Properties and equipment, net	4,196,335	4,002,862
Assets held-for-sale, net	—	140,705
Fair value of derivatives	31,655	93,722
Other assets	41,087	32,396
Total Assets	$4,594,904	$4,544,145

Liabilities and Stockholders' Equity
Liabilities
Current liabilities:
Accounts payable	$219,158	$181,864
Production tax liability	69,951	60,719
Fair value of derivatives	19,775	3,364
Funds held for distribution	88,879	105,784
Accrued interest payable	14,273	14,150
Other accrued expenses	86,523	75,133
Total current liabilities	498,559	441,014
Long-term debt	1,197,744	1,194,876
Deferred income taxes	183,120	198,096
Asset retirement obligations	78,909	85,312
Liabilities held-for-sale	—	4,111
Fair value of derivatives	927	1,364
Other liabilities	257,239	92,664
Total liabilities	2,216,498	2,017,437

Stockholders' equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 63,520,462 and 66,148,609 issued as of June 30, 2019 and December 31, 2018, respectively	635	661
Additional paid-in capital	2,433,974	2,519,423
Retained earnings (deficit)	(42,901)	8,727
Treasury shares - at cost, 364,780 and 45,220 as of June 30, 2019 and December 31, 2018, respectively	(13,302)	(2,103)
Total stockholders' equity	2,378,406	2,526,708
Total Liabilities and Stockholders' Equity	$4,594,904	$4,544,145

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PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$68,548	$(160,257)	$(51,628)	$(173,396)
Adjustments to net income (loss) to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	(60,542)	99,718	121,080	120,920
Depreciation, depletion and amortization	168,523	135,624	319,945	262,412
Impairment of properties and equipment	28,979	159,554	36,854	192,742
Accretion of asset retirement obligations	1,563	1,285	3,147	2,573
Non-cash stock-based compensation	7,575	5,518	12,258	10,779
(Gain) loss on sale of properties and equipment	(33,904)	(351)	(34,273)	1,081
Amortization of debt discount and issuance costs	3,382	3,126	6,731	6,372
Deferred income taxes	22,512	(45,372)	(14,975)	(50,181)
Other	374	459	395	974
Changes in assets and liabilities	53,373	(23,596)	42,702	6,581
Net cash from operating activities	260,383	175,708	442,236	380,857
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(275,851)	(235,718)	(542,791)	(432,635)
Capital expenditures for other properties and equipment	(5,627)	(1,384)	(10,453)	(2,450)
Acquisition of crude oil and natural gas properties	(4,146)	(227)	(4,146)	(181,052)
Proceeds from sale of properties and equipment	1,052	1,762	1,154	1,782
Proceeds from divestitures	199,430	—	199,430	39,023
Restricted cash	8,001	—	8,001	1,249
Net cash from investing activities	(77,141)	(235,567)	(348,805)	(574,083)
Cash flows from financing activities:
Proceeds from revolving credit facility	458,000	198,000	890,000	233,000
Repayment of revolving credit facility	(552,000)	(176,000)	(892,500)	(211,000)
Payment of debt issuance costs	(36)	(4,060)	(36)	(4,060)
Purchase of treasury shares	(94,113)	—	(94,113)	—
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(2,257)	(2,239)	(3,717)	(4,494)
Other	(475)	(340)	(990)	(719)
Net cash from financing activities	(190,881)	15,361	(101,356)	12,727
Net change in cash, cash equivalents and restricted cash	(7,639)	(44,498)	(7,925)	(180,499)
Cash, cash equivalents and restricted cash, beginning of period	9,113	53,924	9,399	189,925
Cash, cash equivalents and restricted cash, end of period	$1,474	$9,426	$1,474	$9,426

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2019 Second Quarter Teleconference and Webcast
The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Chief Operating Officer, for a conference call on Thursday, August 8, 2019, to discuss its 2019 second quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Thursday, August 8, 2019, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 3583153

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 3583153

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to attend the following conferences: EnerCom’s The Oil and Gas Conference in Denver on Tuesday, August 13; Barclay’s Energy Conference in New York on Wednesday, September 4; and the Johnson Rice Energy Conference in New Orleans on Tuesday, September 24. Presentation materials will be posted to the Company’s website, www.pdce.com, prior to the start of the conference.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, produces, develops, and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado and the Delaware Basin in West Texas. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the liquid-rich Wolfcamp zones in the Delaware Basin.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act"), Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") and the United States ("U.S.") Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in and incorporated by reference into this press release are "forward-looking statements." Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding future: production, costs and cash flows; drilling locations, zones and growth opportunities; commodity prices and differentials; capital expenditures and projects, including the number of rigs employed, and that cash flows from operations will exceed expected capital investments in crude oil and natural gas properties for 2019 and 2020; our stock repurchase program, which may be modified or discontinued at any time; potential additional payments from the sale of our midstream assets; financial ratios and compliance with covenants in our revolving credit facility and other debt instruments; impacts of certain accounting and tax changes; timing and adequacy of infrastructure projects of our midstream providers and the related impact on our midstream capacity and related curtailments; fractionation capacity; impacts of Colorado political matters and expected timing of rulemakings; ability to meet our volume commitments to midstream providers; ongoing compliance with our consent decree and expected timing of certain litigation; and reclassification of the Denver Metro/North Front Range NAA ozone classification to serious.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, we may use the term “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or our industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in global production volumes and demand, including economic conditions that might impact demand and prices for the products we produce;

•	volatility of commodity prices for crude oil, natural gas and natural gas liquids ("NGLs") and the risk of an extended period of depressed prices;

•	impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;

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•	volatility and widening of differentials;

•	reductions in the borrowing base under our revolving credit facility;

•
impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement of those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	difficulties in integrating our operations as a result of any significant acquisitions or acreage exchanges;

•	increases or changes in costs and expenses;

•	availability of supplies, materials, contractors and services that may delay the drilling or completion of our wells;

•	potential losses of acreage due to lease expirations or otherwise;

•	increases or changes in costs and expenses;

•	future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	our success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivative activities;

•	impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on our capital requirements;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the heading "Risk Factors," made in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the U.S. Securities and Exchange Commission ("SEC") on February 28, 2019 (the "2018 Form 10-K"), our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 2, 2019 (the

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"2019 Q1 Form 10-Q") and our other filings with the SEC for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:    Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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